ORGANIZATIONAL REGULATIONS

dated as of August 6, 2013

of

Foster Wheeler AG
(Foster Wheeler Ltd)
(Foster Wheeler SA)

a Swiss corporation with its registered office in Baar

(hereinafter referred to as "Foster Wheeler", collectively with its Subsidiaries as "Foster Wheeler Group")

TABLE OF CONTENT

A.	BASIS, SCOPE AND PURPOSE	page 2

B.	CORPORATE ORGANIZATION	page 3

C.	THE BOARD	page 4

D.	EXECUTIVE MANAGEMENT	page 13

E.	SPECIAL PROVISIONS	page 16

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A	BASIS, SCOPE AND PURPOSE

1	Basis

1.1	These organizational regulations of Foster Wheeler (hereinafter referred to as the "Regulations") are enacted by the Board pursuant to article 716b of the CO and article 23 section 3 of Foster Wheeler’s AoA.

2	Scope

2.1	Foster Wheeler is the holding company of an international group of companies active in businesses that are involved in engineering and construction services, the design, manufacture and ownership of power equipment and the ownership and operation of power production and power generation facilities.

2.2	Foster Wheeler fulfills strategic, financial and management functions for itself and its group companies. The executive bodies (the Board, CEO and Executive Management) of Foster Wheeler shall duly respect that each of the group companies is a separate legal entity and the local law, rules and regulations applicable to them.

3	Purpose

3.1	The purpose of these Regulations is to:

a)	implement and supplement rules contained in (i) laws applicable to Foster Wheeler and its Business, (ii) regulatory and stock exchange rules and (iii) the AoA in regard to the governance of Foster Wheeler.

b)	to define the functions, responsibilities and authorities of Foster Wheeler’s corporate bodies and executives.

in each case having regard to applicable codes of best practice.

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B	CORPORATE ORGANIZATION

1	General

1.1	Foster Wheeler and its Business shall be organized as follows:

a)	The Board is under the leadership of the Chairman. The Board sets the strategy of Foster Wheeler Group, exercises the ultimate supervision over the management and, should the Chairman not act at the same time as CEO, elects the CEO as well as the other Officers described in section D 4.1 and performs the further tasks as described in these Regulations.

b)	The following Board Committees as well as further Board Committees established from time to time by the Board:

(a)	Governance and Nominating Committee;

(b)	Compensation and Executive Development Committee; and

(c)	Audit Committee.

The Board Committees assist the Board in the performance of its responsibilities.

c)	The CEO of Foster Wheeler to which the day-to-day management of the Business is delegated in accordance with the AoA and these Regulations. The CEO is responsible for all business matters not reserved to the Board or the General Meeting of Shareholders including setting up an appropriate management structure for the effective conduct of the Business. He is the head of the Executive Management.

2	Organization of the Business into Business Groups

2.1	The CEO organizes the Business into business groups or such other structures he considers appropriate for the effective management of the Business. Such organization shall be detailed by the CEO in business regulations which are subject to approval by the Board (the "Business Regulations"). Each Subsidiary is integrated into one of the business groups and has regulations, which must be consistent with these Regulations and the regulations of the relevant business group to the extent permissible under applicable local laws, rules and regulations.

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C	THE BOARD

1	Constitution

1.1	The Board consists of no less than 3 and not more than 20 Directors as per article 21 of the AoA. The term of office shall be three years and each year, as nearly as possible, an equal number of Directors shall be newly elected or re-elected, in accordance with the procedure specified in the AoA.

1.2	The Board constitutes itself at its first meeting following the ordinary general meeting of the shareholders. The Board shall elect from among its members one Chairman who may also act as CEO. It may further elect a Deputy Chairman and shall appoint a Secretary. The Secretary does not need to be a Director.

2	Responsibilities and Authorities

2.1	The Board is the ultimate executive body of Foster Wheeler with, subject to mandatory provisions of law, rules and regulations, the responsibility and authorities set out in these Regulations.

2.2	The Board has ultimate responsibility for promoting the success of the Foster Wheeler Group and delivering sustainable shareholder value within a framework of prudent and effective controls. It sets the strategic goals and ensures that the financial and human resources necessary to reach these goals are available. It reviews the performance of management, sets Foster Wheeler Groups’ values and standards and ensures that its obligations to its Shareholders and others are met.

2.3	The Board may take decisions on all matters which are not expressly reserved to the Shareholders or to another corporate body or Officer by law, the AoA or these Regulations. No alteration of these Regulations shall invalidate any prior act of the Board that would have been valid if such alteration had not been made.

2.4	Without limiting the foregoing, the Board's powers and duties include the following powers and duties regarding the fields of strategy, organization, supervision, legal compliance and assignment of authority to third parties:

2.4.1	Organization / Structure / Controlling

a)	the ultimate strategy of the Foster Wheeler Group and the issuance of the necessary guidelines taking into account the proposals of the CEO;

b)	the determination of the Foster Wheeler Group’s organizational structure, including the promulgation and the amendment of these Regulations and the corporate governance guidelines of Foster Wheeler and including approving and regularly reviewing the governance and management structure as set out in the Regulations;

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c)	the decision to enter into a substantial new business area or exiting from an existing business area, in each case insofar as not covered by the current approved strategic framework;

d)	the election and removal of the CEO and other Officers as specified in section D 4.1; and

e)	the determination of any membership and charters of any Board Committees.

2.4.2	Issuance of Directives, Guidelines

a)	approving the compensation policy of Foster Wheeler;

b)	the establishment of any share ownership policy for non-employee directors and the other Officers; and

c)	the establishment of any code of ethics and business practice.

2.4.3	Finance / Budget

a)	setting financial objectives and approving the necessary means to achieve these objectives;

b)	the determination of Foster Wheeler’s accounting principles, financial control and financial planning;

c)	the review and approval of the business report and the financial statements of Foster Wheeler;

d)	the approval of the annual investment and operating budget;

e)	the review of results announcements and announcements giving guidance as to financial performance; and

f)	the approval of share buybacks of Foster Wheeler.

2.4.4	Supervision

a)	the ultimate supervision of the CEO and the Executive Management of Foster Wheeler, in particular with regard to their compliance with applicable law, the AoA, these Regulations and other applicable instructions and guidelines; and

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b)	approving the framework of the internal control system.

2.4.5	Meeting of Shareholders

a)	the duty to convene and organize ordinary and extraordinary meetings of the Shareholders and the implementation of its resolutions; and

b)	the proposal to the Shareholders' meeting of candidates for election or re-election to the Board.

2.4.6	Dividend Policy

the establishment of Foster Wheeler’s dividend policy and its proposal to the Shareholders' meeting;

2.4.7	Loss of Equity

the notification to the court if the liabilities of Foster Wheeler exceed the assets of Foster Wheeler (article 725 CO);

2.4.8	Capital In- and Decreases

the adoption of resolutions concerning an increase in the share capital of Foster Wheeler to the extent that such power is vested in the Board (article 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the AoA, as well as making the required report on the capital increase;

2.4.9	Response to Takeover Offers

the response to any takeover offer for Foster Wheeler (and its group) and the approval of any agreements to which Foster Wheeler is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Federal Act on Mergers, De-Mergers, Conversions and Asset Transfers of 3 October 2003;

2.5	The Board, by these Regulations, delegates certain of its responsibilities and authorities to the CEO as stated and defined in section D 1 of these Regulations to the extent permitted by applicable law, the AoA and applicable stock exchange rules.

2.6	The Board may, in performing its duties, take advice from third parties where it considers this to be in the best interest of the Company.

3	Board Meetings

3.1	Place and Time

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3.1.1	The Board shall meet as often as the Business requires.

3.1.2	Regular meetings of the Board shall be held as frequently as determined by the Board. Further meetings may be held (or action may be taken by unanimous consent) at the discretion of the Board. The date, time and place of such regular meeting shall be determined by the Board and communicated to its Directors well in advance.

3.1.3	Extraordinary meetings of the Board shall be called by the Chairman on his own behalf or upon written request (by mail, email, facsimile or other electronic means) of any Director addressed to the Chairman. Upon such a request the Chairman or in case the Chairman is absent the Deputy Chairman, if one has been elected, shall call a Board meeting in accordance with section C 3.3 within 5 business days.

3.1.4	The Board may hold regular as well as extraordinary meetings at such place or places within or outside Switzerland as the Board may determine or as specified or fixed in the respective notices or waiver of notices thereof.

3.2	Agenda

3.2.1	The Chairman is responsible for preparing an agenda for each Board meeting. Any Director may suggest items for inclusion on the agenda. Meeting agendas will include on a regular basis a review of Foster Wheeler’s financial performance, strategies and risk profile. Management presentations will be made to the Board and its committees periodically as necessary on various aspects of Foster Wheeler’s operations.

3.3	Invitation

3.3.1	The Chairman or if he is absent the Deputy Chairman, if one has been elected, (directly or through the Secretary) shall invite the Directors to the Board meetings in writing (by mail, email, facsimile or other mode of representing words in a legible and non-transitory form, including by electronic means), addressed to the Director’s residence or usual place of business, at least 5 business days before the day on which the meeting is to be held. In case of urgency (as determined by the Chairman in his discretion), a Board meeting may be held on shorter notice.

3.3.2	The invitation shall contain the agenda together with all supporting material.

3.3.3	Notice of any meeting need not be given to any Director if waived by the Director in writing either before or after such meeting. At any meeting at which every member of the Board shall be present, though held without notice and without any objections from the Directors, any business may be transacted which might have been transacted if the meeting had been duly called.

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3.4	Chairman and Secretary of Meetings

3.4.1	At all meetings of the Board, the Chairman or, in the absence of the Chairman, the Deputy Chairman, if one has been elected, shall preside and the Secretary shall act as secretary. In the absence of such persons, a chairman or secretary of the meeting, or both, as the case may be, shall be elected from those Directors present.

3.5	Attendance

3.5.1	Directors may participate in any meeting of the Board by means of communication facilities which permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously such as telephone or video conferences, and participation in such a meeting shall constitute presence in person at such meeting.

3.5.2	The Board encourages the Chairman or the chairman of any Board Committee to bring management and outside advisors or consultants from time to time into Board and/or Board Committee meetings. Attendance of non-Directors at Board meetings is at the discretion of the Board.

3.6	Minutes

3.6.1	Minutes of the Board meetings shall be kept for the purpose of recording the proceedings at all meetings of the Board and of Board Committees. The minutes must contain all resolutions, elections and appointments of members of Executive Management as well as the names of the Directors present at each Board or Board Committee meeting and reflect in a general manner the considerations which lead to the resolution taken. Dissenting opinions of and votes cast by the Directors must be reflected as well.

3.6.2	The minutes shall be signed by the acting Chairman and the secretary and must be made available for review and approved by the Board.

3.6.3	Any circular resolution must be recorded under a separate title in the minutes of the next Board meeting.

4	Resolutions

4.1	Quorum of Attendance

4.1.1	The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors; provided, however, in the event that a quorum of Directors is not present at any two consecutive duly re-convened and held meetings of the Board, the number of Directors necessary to constitute a quorum for the transaction of business at the second of such meetings shall be reduced to three. If a quorum is not present at a meeting, such meeting shall automatically be adjourned to the same time and place one week later unless otherwise specified in the notice of the original meeting.

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4.1.2	No attendance quorum shall be required for resolutions of the Board providing for the confirmation of a capital increase or decrease or for the amendment of the AoA in connection therewith.

4.2	Quorum of Resolutions

4.2.1	The Board shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of section C 4.1 above has been satisfied.

4.2.2	Where urgent matters arise after a Board meeting has already been convened (the determination of urgency being made by the Chairman in his discretion), such matter shall be discussed at such Board meeting and Board resolutions shall be taken if a majority of all Directors present agree.

4.3	Circular Resolutions

4.3.1	Resolutions of the Board and the Board Committees may be passed without a meeting by way of written consent by a majority of all Directors or Board Committee members, as the case may be, provided that no member of the Board or Board Committee requests oral deliberations. A resolution in writing (in one or more counterparts) signed by the majority of the Directors or by the majority of the members of a Board Committee (including signed copies sent by mail, facsimile, email or other electronic means) shall be as valid and effectual as if it had been passed at a meeting of the Board or Board Committee, as the case may be, duly convened and held, provided that all non-signing Directors have declared not to request oral deliberations. Such circular resolution shall be effective on the date on which the last Director signs the resolution.

5	Conflicts of Interest

5.1	Each Director must disclose to the Chairman any conflict of interest arising generally or relating to any matter to be discussed at a Board meeting and/or the subject matter of a Board resolution as well as any contract or proposed contract or arrangement with Foster Wheeler or any Subsidiary in which such Director has, directly or indirectly, an interest, as soon as he or she becomes aware of its existence.

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5.2	The Chairman must advise the Board of the conflict of interest. In the event of a doubt, the Chairman shall request the Board to determine whether a conflict of interest exists.

5.3	Following a declaration of a conflict of interest being made pursuant to these Regulations, and unless disqualified by the Chairman of the relevant Board meeting, a Director may participate in discussions and decision-making involving the interest at stake. Accordingly, the interested Director may vote and may be counted in the quorums at such meeting.

5.4	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for Foster Wheeler and its Subsidiaries and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorize a Director or Director’s firm, partner or such company to act as auditor of Foster Wheeler.

6	Information Rights

6.1	Directors shall have access to all information concerning the Business and the affairs of Foster Wheeler Group as may be necessary or helpful for them to fulfill their duties as members of the Board.

6.2	At Board meetings, each Director is entitled to request and receive from other Directors, the CEO and other Officers present information on all affairs of Foster Wheeler and Foster Wheeler Group regardless of the agenda and the other Directors, the CEO and other Officers present must provide such information to the best of their knowledge.

6.3	All Directors may contact the CEO at any time to discuss any aspects of Foster Wheeler’s Business. The Board expects that there will be frequent opportunities for Directors to meet with the CEO and other members of management in Board and Board Committee meetings and in other formal or informal settings.

6.4	The Board may hire independent advisors which are allowed to attend Board meetings if required.

7	Compensation

7.1	The remuneration (if any) of the Directors shall be determined by the Board. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any Board Committee, general meetings of Foster Wheeler, or in connection with the Business of the Foster Wheeler Group or their duties as Directors generally. Nothing herein shall be construed to preclude any Director from serving Foster Wheeler or its Subsidiaries in any other capacity and receiving compensation therefore.

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8	Signatory Power

8.1	The Directors, Officers and other persons authorized to represent Foster Wheeler and its subsidiaries shall have single or joint signatory power, as determined appropriate by the Board and registered with the competent commercial register.

8.2	The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, as an attorney of Foster Wheeler for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorized by the Board, execute any deed or instrument with the same effect as the due signature by Foster Wheeler’s representatives as registered with the competent commercial register.

9	Chairman and Deputy Chairman

9.1	Except as otherwise provided in these Regulations, the Chairman shall preside over all Shareholders meetings and the meetings of the Board, may be the CEO of Foster Wheeler (if so determined by the Board) and shall perform all functions and duties incidental to that position, and shall have such additional powers and duties as may from time to time be assigned by the Board.

9.2	Further, the Chairman has the following powers and duties:

a)	If the Chairman is also the CEO, the duties of the CEO of Foster Wheeler as described in section D 4.3;

b)	preparing the agenda for the General Meetings of Shareholders;

c)	preparing the agenda for the Board meetings which shall include on a regular basis a review of Foster Wheeler’s financial performance, strategies and risk profile and reports of the Board Committees as well as all other items as proposed by Board members and the Executive Management;

d)	presiding over the General Meetings of Shareholders and Board meetings;

e)	informing the full Board without delay of material extraordinary events; and

f)	any other matters reserved by law, the AoA or these Regulations to the Chairman.

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9.3	Should the Chairman be unable or unavailable to exercise his functions, his functions (other than functions in his role as CEO) shall be assumed by the Deputy Chairman, if one has been elected, or if the latter has not been elected or should be unable or unavailable, another Director appointed by the Board.

10	Company’s Secretary

10.1	The Secretary shall have the functions and duties as described in section D 4.6 of these Regulations.

11	Board Committees

11.1	The Board may from time to time, by resolution passed by a majority of the entire Board, establish Board Committees and delegate to any of them such powers and duties, not inconsistent with the applicable law and the AoA, as the Board may determine.

11.2	Each member of a Board Committee shall hold office, so long as such member remains a Director, until a successor for such Director is duly appointed, or a majority of the Board establishes a new Board Committee with the same purpose or removes such member of a Board Committee. Any vacancy occurring in a Board Committee from whatever cause, may be filled by resolution of the Board.

11.3	The Board Committees shall fix their own rules of procedure. The chairman of each Board Committee shall, in consultation with the appropriate members of the Board Committee, develop the Board Committee’s agenda.

11.4	Each Board Committee shall keep complete, accurate minutes and records of all actions taken by such Board Committee, prepare such minutes and records in a timely fashion and promptly distribute all such minutes and records to each member of the Board at the meeting of the Board Committee next ensuing.

11.5	The provisions applicable to meetings of the Board described in section C 5 of these Regulations shall apply to meetings of any Board Committee.

11.6	Each member of the Board Committees shall be entitled to receive compensation and expense allowance for attendance at meetings of such member's respective Board Committees as the Board from time to time may fix and determine.

11.7	The Board Committees may hire independent advisors as set forth in their applicable charters and Foster Wheeler shall provide for appropriate funding. The Board as a whole shall have access to such advisors and such other independent advisors that Foster Wheeler retains.

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D	EXECUTIVE MANAGEMENT

1	Delegation of Management

1.1	Except as otherwise provided for by the AoA and these Regulations and subject to mandatory provisions of applicable laws, the Board hereby delegates the management of the Business to the CEO.

1.2	The CEO may in turn delegate in written regulations certain duties and responsibilities to other Officers and may empower them to further delegate their duties and responsibilities to other Officers of Foster Wheeler Group.

2	Executive Management

2.1	The Executive Management of Foster Wheeler shall consist of the CEO, a President, any Executive Vice-President and such additional officers as the Board may from time to time deem to be members of the Executive Management, all of whom shall be deemed to be "Officers" for the purposes of these Regulations.

2.2	The CEO is responsible for the organization of the Executive Management and shall report directly to the Board. The CEO shall issue written regulations which regulate the distribution of the duties and authorities of the members of the Executive Management.

3	Reporting

3.1	The CEO shall regularly inform the Board at the Board meeting on the current course of Business and all major business matters of Foster Wheeler. Extraordinary events shall be reported between Board meetings in a form the CEO considers appropriate taking into account the nature and urgency of such extraordinary event.

4	Appointment and Authority of Officers

4.1	The Board shall elect in addition to the CEO, the President, one or more Vice-Presidents, a Secretary, and a Treasurer. The CEO may elect such other Officers including one or more Assistant Secretaries and Assistant Treasurers, as the CEO shall deem necessary, which Officers shall have such authority and perform such duties as may be prescribed by the CEO in the respective regulations.

4.2	Each Officer so elected shall hold office until the first meeting of the Board following the next ordinary General Meeting of the Shareholders for the election of Directors and until a successor for such Officer is elected, except in the event of the earlier termination of an Officer’s term of office as a consequence of death, resignation or removal, in which events the Board may appoint a replacement for such Officer; provided, however, that the CEO shall have the power and authority to remove, and appoint a replacement for, any Officer appointed by the CEO pursuant to section D 4.1 above .

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4.3	CEO: Unless otherwise determined by the Board, the Chairman shall be the CEO of Foster Wheeler. The CEO is the highest Officer and has responsibility and accountability of the management of the Business. In particular he shall perform the following functions and duties:

i)	Organization and coordination of the Executive Management, including the planning of succession at the Executive Management level;

ii)	The issuance of regulations which regulate the duties and authorities of the members of the Executive Management;

iii)	The supervision of all Officers;

iv)	Representation of Foster Wheeler Group to the public as well as to investors, clients and other stakeholders;

v)	The reporting to the Board related to any business development, including, but not limited to (a) key performance indicators, (b) existing and emerging risks, (c) updates on the relevant markets and of peers, (d) quarterly profit and loss situation, balance sheet developments and investments and (e) all other important issues which require the attention of the Board; and

vi)	The leading role in preparing the Board's considerations regarding the strategy, risk philosophy and compensation principles.

In addition, the CEO shall have such additional powers and duties as may from time to time be assigned to the CEO by the Board.

4.4	President: The President shall be the chief operating officer of Foster Wheeler and shall supervise and administer all of the general business and affairs of Foster Wheeler. He shall perform all other functions and duties as may from time to time be assigned by the CEO or the Board.

4.5	Vice-Presidents: Vice-Presidents shall have such powers and perform such duties as may be assigned by the Board or the CEO. The Board in its discretion may assign to the titles of individual Vice-Presidents terms such as "executive", "senior", "special", or others indicative of levels or areas of responsibility.

4.6	Secretary: The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings of the Shareholders, the Board, and all Board Committees of which a secretary shall have been appointed. The Secretary shall be responsible for keeping the Register of Shareholders (according to article 686 CO), and shall give or cause to be given notice of all meetings of Shareholders, Directors and Board Committees. The Secretary shall perform such other duties as may from time to time be assigned by the Board or the CEO. The Secretary shall perform in general all duties incident to the office of Secretary.

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4.7	Assistant Secretaries: The CEO may from time to time appoint one or more Assistant Secretaries. In the event of the absence or disability of the Secretary, the duties and powers of the Secretary shall be performed and exercised by an Assistant Secretary.

4.8	Treasurer: The Treasurer shall have charge and custody of and be responsible for all funds and securities of Foster Wheeler and shall deposit all such funds to the credit of Foster Wheeler in such depositories as may be designated from time to time by the Board. The Treasurer shall disburse the funds of Foster Wheeler as may from time to time be ordered by the Board or the CEO. The Treasurer shall render to the Chairman and to the Board, upon request, an account of all the Treasurer’s transactions as Treasurer.

4.9	Assistant Treasurers: The CEO may from time to time appoint one or more Assistant Treasurers, who shall perform the duties and exercise the powers of the Treasurer in the absence or disability of the Treasurer.

5	Salaries and Retirement

5.1	The salaries of the Officers elected by the Board, except for those officers who are designated as assistant officers, shall be fixed from time to time by the Board; provided, however, that the Board may delegate such responsibility to the Compensation and Executive Development Committee, pursuant to the adoption of a Charter for the Compensation and Executive Development Committee vesting such responsibility in the Compensation and Executive Development Committee.

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E	SPECIAL PROVISIONS

1	FISCAL YEAR

The fiscal year of Foster Wheeler may be determined by resolution of the Board.

2	Definitions

AoA	shall mean the articles of association of Foster Wheeler
Board	shall mean the board of directors of Foster Wheeler
Board Committee	shall mean each of the committees the Board establishes from time to time
Business	shall mean the business as conducted by Foster Wheeler Group from time to time
Business Regulations	shall have the meaning given to it in section B 2.1
CEO	shall mean the chief executive officer of Foster Wheeler
Chairman	shall mean the chairman of the Board of Directors of Foster Wheeler
CO	shall mean the Swiss Code of Obligations.
Deputy Chairman	shall mean the deputy chairman of the Board of Directors of Foster Wheeler
Director	shall mean an individual member of the Board
Executive Management	shall mean the group of persons determined by the Board pursuant to section D 2.1
Foster Wheeler	shall mean Foster Wheeler AG, Switzerland
Foster Wheeler Group	shall mean Foster Wheeler collectively with its Subsidiaries
General Meeting of Shareholders	Shall mean the ordinary or extraordinary general meeting of shareholders of Foster Wheeler

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Officer	shall have the meaning given to it in section D 2.1
Register of Shareholders	shall mean the document identifying the Shareholders of Foster Wheeler according to article 686 CO
Regulations	shall have the meaning given to it in section A 1.1
Shareholder	shall mean any person holding shares in Foster Wheeler
Subsidiary	shall mean all companies in which Foster Wheeler holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the board of directors or similar governing body

3	Effectiveness

These Regulations shall become effective upon approval by the Board.

4	Change of or Amendments to these Regulations.

Any change of or amendment to these Regulations shall only be valid if the Board approved such change or amendment with the attendance quorum and the majority as set forth in sections C4.1 and C 4.2.

SO RESOLVED as of August 6, 2013